Exhibit 99.1

FOR IMMEDIATE RELEASE

THL CREDIT CLOSES THREE-YEAR CREDIT FACILITY

Boston, March 11, 2011 – THL Credit, Inc. (NASDAQ: TCRD) (“THL Credit”) announced the closing of a three-year syndicated credit facility led by ING Capital LLC (“ING”) in the initial amount of $115 million, with an accordion feature that provides for expansion of the facility up to $125 million, subject to customary conditions. The facility will bear interest at a rate of LIBOR plus 3.5% per annum, with no LIBOR floor.

“This credit facility significantly expands our investment fairway and our ability to invest at the most attractive risk-adjusted rates of return,” noted James K. Hunt, Chief Executive Officer of THL Credit. “We expect to begin drawing on our credit facility after investing our initial public offering proceeds. Future borrowings from the facility are expected to be accretive to our earnings and enhance returns to our stockholders.”

About THL Credit

THL Credit is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company (BDC) under the Investment Company Act of 1940. THL Credit’s investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies.

THL Credit is headquartered in Boston, with additional investment teams in Los Angeles and Houston. THL Credit invests primarily in private subordinated debt, or mezzanine debt, in middle market companies with annual revenues of between $25 million and $500 million that require capital for growth and acquisitions. Such investments in many cases include an associated equity component such as warrants, preferred stock or other similar securities. THL Credit’s investment activities are managed by THL Credit Advisors LLC, an investment adviser registered under the Investment Advisers Act of 1940.

About ING Capital LLC

ING Capital LLC is a US subsidiary of ING Bank NV which is part of the global financial services company ING Group. ING Bank NV has 60,000 employees serving its clients through its extensive global network in the world’s major financial services markets. ING has built a leading position in corporate finance, including lending, and mergers & acquisitions.

Investor Contact:

THL Credit, Inc.

Terrence W. Olson, COO & CFO

617-790-6010

Media Contact:

Sard Verbinnen & Co

Michael Henson

212-687-8080

ING Contact:

Patrick Frisch, CFA

646-424-6912

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